NEWS RELEASE

Nord Pacific Announces Closing of Ramu Sale

ALBUQUERQUE, NM, March 21, 2000- Nord Pacific Limited (OTC Bulletin Board: NORPF; Toronto: NPF) today announced that the sale of its 31.5% interest in the Ramu nickel cobalt project in Papua New Guinea closed on March 10, 2000. The sale agreement was previously announced on November 29, 1999. Nord Pacific received $5.0 million from Orogen Minerals Limited on closing, and is entitled to two additional payments of $0.25 million each on the completion of financing and on commercial production. The Company will incur a loss on the sale of approximately $4.7 million which will be recognized in the fourth quarter of 1999.

Commenting on the transaction, CEO Dr. W. Pierce Carson stated that proceeds will boost cash reserves and will help the Company implement its strategy of developing near-term copper and gold projects.

Nord Pacific Limited is a diversified international resource company engaged in the production of copper and the exploration for and development of base and precious metals. The Company's activities are located in Australia, Papua New Guinea, Mexico, Canada and the United States.

Safe Harbor Statement under the Private Securities Litigation Act of 1995: The statements contained in this release which are not historical fact are "forward looking statements" that involve various important risks, uncertainties and other factors which could cause the Company's actual results to differ materially from those expressed in such forward looking statements. These factors include, without limitation the risk factors disclosed in the Company's securities filings.

For information contact:     Pierce Carson, President and Chief Executive Officer, or
John Griffith, Acting Chief Financial Officer
(505) 241-5820
Website: www.nordpacific.com